Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

Bryan K. Gill

(412) 768-4143

investor.relations@pnc.com

PNC REPORTS SECOND QUARTER 2016 NET INCOME OF $989 MILLION,

$1.82 DILUTED EPS

Strong fee income, well-managed expenses, loan growth

PITTSBURGH, July 15, 2016 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $989 million, or $1.82 per diluted common share, for the second quarter of 2016 compared with net income of $943 million, or $1.68 per diluted common share, for the first quarter of 2016 and net income of $1.044 billion, or $1.88 per diluted common share, for the second quarter of 2015.

“We had a good second quarter against a backdrop of global uncertainty,” said William S. Demchak, chairman, president and chief executive officer. “We grew fee income, along with average loans and deposits, and we announced plans to return additional capital to our shareholders in the coming year. In the wake of the Brexit vote, as lower interest rates weigh on future performance, we remain focused on executing against our strategic priorities to create long-term shareholder value without compromising our risk profile or balance sheet.”

Income Statement Highlights

•	Second quarter results reflected higher fee income, increased noninterest expense driven by business activity, lower provision for credit losses, and growth in average loans and deposits compared with the first quarter of 2016.

•	Net interest income of $2.1 billion for the second quarter decreased $30 million, or 1 percent, compared with the first quarter mainly from a decline in purchase accounting accretion.

•	Noninterest income of $1.7 billion for the second quarter increased $159 million, or 10 percent, compared with the first quarter primarily due to strong growth in fee income from higher client activity and seasonality.

•	Noninterest expense increased $79 million, or 3 percent, to $2.4 billion for the second quarter compared with the first quarter as a result of higher business activity as PNC remained focused on disciplined expense management.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 2

–	Provision for credit losses declined to $127 million for the second quarter from $152 million in the first quarter as overall credit quality remained stable.

Balance Sheet Highlights

•	Loans grew $1.6 billion, or 1 percent, to $209.1 billion at June 30, 2016 compared with March 31, 2016.

–	Total commercial lending increased $1.9 billion, or 1 percent, primarily to large corporate customers in PNC’s corporate banking business and from growth in real estate loans.

–	Total consumer lending decreased $.3 billion due to lower home equity and education loans partially offset by growth in auto and credit card loans.

•	Overall credit quality in the second quarter remained stable with the first quarter.

–	Nonperforming assets of $2.5 billion at June 30, 2016 decreased 1 percent compared with March 31, 2016.

–	Net charge-offs were $134 million for the second quarter and $149 million for the first quarter.

–	The energy related loan portfolio weakened slightly, but at a slower pace compared with the first quarter.

•	Deposits were $249.8 billion at June 30, 2016, a decrease of $.6 billion from March 31, 2016.

–	Average deposits increased $1.5 billion, or 1 percent, in the second quarter compared with the first quarter reflecting growth in consumer deposits.

•	Investment securities decreased $.8 billion, or 1 percent, in the second quarter to $71.8 billion at June 30, 2016 compared with March 31, 2016.

•	PNC maintained a strong liquidity position.

–	The Liquidity Coverage Ratio at June 30, 2016 exceeded 100 percent for both PNC and PNC Bank, N.A., above the minimum phased-in requirement of 90 percent in 2016.

•	PNC completed common stock repurchase programs for the five quarter period that ended in the second quarter of 2016.

–	PNC returned a total of $4.0 billion of capital to shareholders through repurchases of 29.9 million common shares for $2.7 billion and dividends on common shares of $1.3 billion over the five quarter period.

–	Second quarter 2016 repurchases were 6.1 million common shares for $.5 billion and dividends on common shares were $.3 billion.

–	In June 2016 PNC announced share repurchase programs of up to $2.0 billion for the four-quarter period beginning in the third quarter of 2016, including repurchases of up to $.2 billion related to employee benefit plans.

–	PNC’s board of directors raised the quarterly dividend on common stock to 55 cents per share, an increase of 4 cents per share, or 8 percent, effective with the August dividend.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.6 percent at both June 30, 2016 and March 31, 2016, calculated using the regulatory capital methodologies applicable to PNC during 2016.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio was an estimated 10.2 percent at June 30, 2016 and 10.1 percent at March 31, 2016 based on the standardized approach rules.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	2Q16	1Q16	2Q15

Net income	$989	$943	$1,044
Net income attributable to diluted common shares	$914	$850	$987
Diluted earnings per common share	$1.82	$1.68	$1.88
Average diluted common shares outstanding	503	507	525
Return on average assets	1.11%	1.07%	1.19%
Return on average common equity	8.87%	8.44%	9.75%
Book value per common share Period end	$85.33	$83.47	$79.64
Tangible book value per common share (non-GAAP) Period end	$66.89	$65.15	$61.75
Cash dividends declared per common share	$.51	$.51	$.51

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Reference to core net interest income, a non-GAAP financial measure, is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage, and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change 2Q16 vs	Change 2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Net interest income	$2,068	$2,098	$2,052	(1)%	1%
Noninterest income	1,726	1,567	1,814	10%	(5)%

Total revenue	$3,794	$3,665	$3,866	4%	(2)%

Total revenue for the second quarter of 2016 increased $129 million compared with the first quarter driven by higher noninterest income attributable to fee income growth. Total revenue declined $72 million compared with the second quarter of 2015 due to lower other noninterest income partially offset by higher fee income and higher net interest income.

Net interest income for the second quarter of 2016 decreased $30 million compared with the first quarter and increased $16 million compared with the second quarter of 2015. The decline from first quarter was primarily due to lower purchase accounting accretion as well as slightly lower core net interest income. The increase over second quarter 2015 resulted from higher core net interest income partially offset by lower purchase accounting accretion. Core net interest income for second quarter 2016 decreased $8 million compared with the first quarter due to lower securities yields and higher borrowing costs partially offset by loan growth, and increased $63 million compared with second quarter 2015 as higher loan and securities balances and higher loan yields were partially offset by higher borrowing costs and lower securities yields.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 4

The net interest margin was 2.70 percent for the second quarter of 2016 compared with 2.75 percent for the first quarter and 2.73 percent for the second quarter of 2015. The decrease in the margin in both comparisons was driven by a lower benefit from purchase accounting accretion, partially offset in the second quarter 2015 comparison by the impact of lower balances on deposit with the Federal Reserve Bank.

Noninterest Income				Change 2Q16 vs	Change 2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Asset management	$377	$341	$416	11%	(9)%
Consumer services	354	337	334	5%	6%
Corporate services	403	325	369	24%	9%
Residential mortgage	165	100	164	65%	1%
Service charges on deposits	163	158	156	3%	4%
Other, including net securities gains	264	306	375	(14)%	(30)%

	$1,726	$1,567	$1,814	10%	(5)%

Noninterest income for the second quarter of 2016 increased $159 million compared with the first quarter primarily driven by strong growth in fee income. Asset management revenue increased $36 million reflecting higher earnings from PNC’s equity investment in BlackRock and stronger equity markets. Consumer service fees increased $17 million as a result of higher client activity and seasonal increases in payment-related product activity including debit card, credit card and merchant services. Corporate service fees grew $78 million primarily due to higher merger and acquisition advisory fees and higher loan syndication fees. Residential mortgage banking noninterest income increased $65 million driven by net hedging gains on mortgage servicing rights of $35 million compared with net hedging losses of $8 million in the first quarter. Additionally, loan sales revenue grew on higher production volume. Other noninterest income declined $42 million and included negative valuation adjustments of $51 million primarily associated with nonconforming investments under the Volcker Rule provisions of the Dodd-Frank Act. Other income also reflected net gains on sales of Visa Class B common shares of $31 million in second quarter 2016 compared with $32 million in the first quarter. Net gains consist of gains on Visa sales reduced by derivative fair value adjustments related to swap agreements with purchasers of Visa Class B common shares in connection with all prior sales. The fair value adjustments included the impact of a June 2016 appeals court decision that overturned a previously approved settlement of pending Visa litigation.

Noninterest income for the second quarter of 2016 decreased $88 million compared with the second quarter of 2015 as higher fee income was more than offset by lower other income. Asset management revenue declined $39 million reflecting a second quarter 2015 trust settlement of $30 million. Corporate service fees increased $34 million due to higher merger and acquisition advisory fees and higher loan syndication fees. Fee income growth was also reflected in consumer service fees, service charges on deposits and residential mortgage revenue. Other noninterest income decreased

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 5

$111 million reflecting valuation adjustments on private equity investments and lower net gains on sales of Visa Class B common shares, which were $79 million in second quarter 2015.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change 2Q16 vs	Change 2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Personnel	$1,226	$1,145	$1,200	7%	2%
Occupancy	215	221	209	(3)%	3%
Equipment	240	234	231	3%	4%
Marketing	61	54	67	13%	(9)%
Other	618	627	659	(1)%	(6)%

	$2,360	$2,281	$2,366	3%	–

Noninterest expense for the second quarter of 2016 increased $79 million compared with the first quarter reflecting higher variable compensation costs associated with higher business activity and the timing of marketing activities. These increases were partially offset by release of residential mortgage foreclosure-related reserves of $24 million in second quarter 2016. PNC remained focused on disciplined expense management while continuing to invest in technology and business infrastructure.

Noninterest expense for the second quarter of 2016 decreased $6 million compared with the second quarter of 2015 as higher employee benefits expense for medical and pension plans was more than offset by second quarter 2016 release of residential mortgage foreclosure-related reserves and lower legal accruals. Benefits of PNC’s effective expense management were reflected in the year-over-year quarter comparison.

The effective tax rate was 24.3 percent for the second quarter of 2016, 23.5 percent for the first quarter of 2016 and 28.2 percent for the second quarter of 2015. The lower effective tax rate in second quarter 2016 compared with second quarter 2015 was primarily attributable to increased tax credit investments.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $361.3 billion at June 30, 2016 compared with $361.0 billion at March 31, 2016 and $353.9 billion at June 30, 2015. Assets grew 2 percent compared with June 30, 2015 primarily due to increases in investment securities and loans partially offset by a decrease in deposits maintained with the Federal Reserve Bank.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 6

Loans				Change	Change
				6/30/16 vs	6/30/16 vs
In billions	6/30/2016	3/31/2016	6/30/2015	3/31/16	6/30/15

Commercial lending	$137.0	$135.1	$130.8	1%	5%
Consumer lending	72.1	72.4	74.4	–	(3)%

Total loans	$209.1	$207.5	$205.2	1%	2%

For the quarter ended:
Average loans	$208.3	$207.2	$205.4	1%	1%

Total loans grew $1.6 billion as of June 30, 2016 compared with March 31, 2016. Commercial lending increased $1.9 billion in the second quarter primarily to large corporate customers in PNC’s corporate banking business and from growth in real estate loans. Consumer lending decreased $.3 billion reflecting lower home equity and education loans partially offset by growth in auto and credit card loans. Runoff in the non-strategic portfolio of residential mortgage and brokered home equity loans contributed to the decrease in consumer lending.

Average loans increased $1.1 billion in the second quarter of 2016 compared with the first quarter. Average commercial lending balances increased $1.7 billion from growth in commercial and commercial real estate loans, and average consumer lending balances decreased $.6 billion.

Second quarter 2016 period end and average loans increased $3.9 billion and $2.9 billion, respectively, compared with second quarter 2015 driven by commercial real estate and commercial loan growth partially offset by a decrease in consumer loans, including runoff in the non-strategic portfolio.

Investment Securities				Change	Change
				6/30/16 vs	6/30/16 vs
In billions	6/30/2016	3/31/2016	6/30/2015	3/31/16	6/30/15

At quarter end	$71.8	$72.6	$61.4	(1)%	17%
Average for the quarter ended	$70.2	$70.3	$59.4	–	18%

Investment securities balances at June 30, 2016 decreased $.8 billion compared with March 31, 2016 and average balances for the second quarter declined $.1 billion compared with the first quarter. Second quarter 2016 period end and average investment securities increased $10.4 billion and $10.8 billion, respectively, compared with second quarter 2015 primarily in agency residential mortgage-backed and Treasury securities. The available for sale investment securities balance included a net unrealized pretax gain of $1.3 billion at June 30, 2016 compared with $1.0 billion at March 31, 2016 and $.8 billion at June 30, 2015, representing the difference between fair value and amortized cost. The increase in the unrealized pretax gain in both comparisons was due to lower market interest rates.

Interest-earning deposits with banks, primarily with the Federal Reserve Bank, were $26.8 billion at June 30, 2016, a decrease of $2.7 billion compared with March 31, 2016. Average balances of $26.5 billion for the second quarter increased $.9 billion over the first quarter. Second quarter 2016

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 7

period end interest-earning deposits with banks declined $7.2 billion compared with second quarter 2015, and average balances decreased $5.9 billion.

Deposits				Change	Change
				6/30/16 vs	6/30/16 vs
In billions	6/30/2016	3/31/2016	6/30/2015	3/31/16	6/30/15

At quarter end	$249.8	$250.4	$239.7	–	4%
Average for the quarter ended	$247.6	$246.1	$237.8	1%	4%

Total deposits at June 30, 2016 decreased $.6 billion compared with March 31, 2016 as growth in consumer deposits was more than offset by seasonally lower commercial deposits. Average deposits grew $1.5 billion in the second quarter of 2016 compared with the first quarter driven by growth in average interest-bearing demand deposits. Additionally, average savings deposits increased reflecting in part a shift from money market deposits to relationship-based savings products. Period end and average second quarter 2016 deposits increased $10.1 billion and $9.8 billion, respectively, compared with second quarter 2015 due to overall strong deposit growth.

Borrowed Funds				Change	Change
				6/30/16 vs	6/30/16 vs
In billions	6/30/2016	3/31/2016	6/30/2015	3/31/16	6/30/15

At quarter end	$54.6	$54.2	$58.3	1%	(6)%
Average for the quarter ended	$53.6	$53.6	$57.1	–	(6)%

Borrowed funds at June 30, 2016 increased $.4 billion compared with March 31, 2016 and average borrowed funds for the second quarter of 2016 were stable with the first quarter. Higher bank notes and senior debt were substantially offset by lower Federal Home Loan Bank borrowings and lower federal funds purchased and repurchase agreements. Second quarter 2016 period end borrowed funds decreased $3.7 billion and average borrowed funds declined $3.5 billion compared with second quarter 2015 primarily due to lower commercial paper and Federal Home Loan Bank borrowings partially offset by higher bank notes and senior debt.

Capital
	6/30/2016 *	3/31/2016	6/30/2015

Common shareholders’ equity In billions	$42.1	$41.7	$41.1
Transitional Basel III common equity Tier 1 capital ratio	10.6%	10.6%	10.6%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.2%	10.1%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity increased compared with March 31, 2016 due to growth in retained earnings and higher accumulated other comprehensive income primarily related to net unrealized securities gains. These increases were partially offset by

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 8

share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins, applicable to PNC during 2016 and 2015 using the standardized approach. The pro forma ratios were also calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC completed common stock repurchase programs for the five quarter period that ended in the second quarter of 2016. PNC returned a total of $4.0 billion of capital to shareholders through repurchases of 29.9 million common shares for $2.7 billion and dividends on common shares of $1.3 billion over the five quarter period. Second quarter 2016 repurchases were 6.1 million common shares for $.5 billion and dividends on common shares were $.3 billion.

In June 2016 PNC announced share repurchase programs of up to $2.0 billion for the four-quarter period beginning in the third quarter of 2016. These programs include repurchases of up to $.2 billion during this four-quarter period related to stock issuances under employee benefit plans. On July 7, 2016, the PNC board of directors raised the quarterly cash dividend on common stock to 55 cents per share, an increase of 4 cents per share, or 8 percent, effective with the August 5, 2016 dividend payment. These capital actions are consistent with PNC’s capital plan which was accepted by the Board of Governors of the Federal Reserve System in June 2016.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			6/30/16 vs	6/30/16 vs

In millions	6/30/2016	3/31/2016	6/30/2015	3/31/16	6/30/15

Nonperforming loans	$2,264	$2,281	$2,252	(1)%	1%
Nonperforming assets	$2,515	$2,552	$2,578	(1)%	(2)%
Accruing loans past due 90 days or more	$754	$782	$914	(4)%	(18)%
Net charge-offs	$134	$149	$67	(10)%	100%
Provision for credit losses	$127	$152	$46	(16)%	176%
Allowance for loan and lease losses	$2,685	$2,711	$3,272	(1)%	(18)%

Overall credit quality for the second quarter of 2016 remained stable with the first quarter. Provision for credit losses for second quarter 2016 was $127 million, a decrease of $25 million compared with the first quarter and an increase of $81 million over second quarter 2015. The second quarter 2016 provision included $48 million for loans in the oil, gas and coal sectors compared with $80 million in the first quarter.

Nonperforming assets at June 30, 2016 decreased $37 million compared with March 31, 2016 due to lower home equity and residential real estate nonperforming loans and lower other real estate owned partially offset by an increase in nonperforming commercial loans. Included in total nonperforming loans at June 30, 2016 were $293 million of nonperforming loans in the oil, gas and coal sectors compared with $301 million at March 31, 2016. Nonperforming assets declined $63 million from second quarter 2015 reflecting improvements in the consumer lending and commercial real estate nonperforming loan portfolios offset by higher commercial nonperforming loans reflecting energy

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 9

related credits. Nonperforming assets to total assets were .70 percent at June 30, 2016 compared with .71 percent at March 31, 2016 and .73 percent at June 30, 2015.

Overall delinquencies improved as of June 30, 2016 compared with March 31, 2016, decreasing $36 million, or 2 percent. Accruing loans past due 90 days or more declined $28 million and the 30 to 59 day category decreased $42 million, or 8 percent. Accruing loans past due 60 to 89 days increased $34 million, or 16 percent, primarily in commercial and commercial real estate loans.

Net charge-offs for the second quarter of 2016 decreased $15 million compared with the first quarter reflecting lower net charge-offs of $28 million for consumer lending and higher net charge-offs of $13 million for commercial lending. Included in commercial lending net charge-offs were $47 million of net charge-offs for loans in the oil, gas and coal sectors in the second quarter of 2016 compared with $25 million in the first quarter. In the comparison with second quarter 2015, net charge-offs increased $67 million due to higher commercial loan net charge-offs. Net charge-offs for the second quarter of 2016 were .26 percent of average loans on an annualized basis compared with .29 percent for the first quarter and .13 percent for the second quarter of 2015.

The allowance for loan and lease losses at June 30, 2016 decreased $26 million compared with March 31, 2016 and $587 million compared with June 30, 2015. The decline in the allowance from second quarter 2015 reflected PNC’s derecognition of pooled purchased impaired loans, resulting in a reduction of the recorded investment balance included in total loans and the associated allowance for loan losses balance each by $468 million at December 31, 2015. The allowance to total loans was 1.28 percent at June 30, 2016, 1.31 percent at March 31, 2016 and 1.59 percent at June 30, 2015. The allowance to nonperforming loans was 119 percent at both June 30, 2016 and March 31, 2016 and 145 percent at June 30, 2015.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	2Q16	1Q16	2Q15

Retail Banking	$307	$268	$241
Corporate & Institutional Banking	490	431	508
Asset Management Group	48	49	62
Residential Mortgage Banking	46	(13)	19
Non-Strategic Assets Portfolio	29	52	56
Other, including BlackRock	69	156	158

Net income	$989	$943	$1,044

See accompanying notes in Consolidated Financial Highlights

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 10

Retail Banking				Change	Change
				2Q16 vs	2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Net interest income	$1,118	$1,113	$1,045	$5	$73
Noninterest income	$564	$537	$590	$27	$(26)
Provision for credit losses	$29	$77	$45	$(48)	$(16)
Noninterest expense	$1,168	$1,150	$1,210	$18	$(42)
Earnings	$307	$268	$241	$39	$66

In billions
Average loans	$62.4	$63.1	$64.3	$(.7)	$(1.9)
Average deposits	$154.1	$151.6	$145.3	$2.5	$8.8

Retail Banking earnings for the second quarter of 2016 increased in both comparisons. Noninterest income included net gains on sales of Visa Class B common shares of $31 million in the second quarter of 2016 compared with $32 million in the first quarter and $79 million in the second quarter of 2015. Gains on Visa sales were reduced by derivative fair value adjustments related to swap agreements with purchasers of Visa Class B common shares in connection with all prior sales. Noninterest income, excluding the net Visa gains, increased $28 million over the first quarter and $22 million over second quarter 2015 primarily driven by strong growth in consumer service fees. Payment-related products including debit card, credit card, and merchant services increased in both comparisons, with seasonally higher volumes contributing to the increase over the first quarter. Provision for credit losses decreased in both comparisons due to improved credit quality. Noninterest expense increased compared with the first quarter as a result of investments in technology, higher marketing expense and higher sales-related compensation. Noninterest expense declined compared with second quarter 2015 due to lower marketing expense and lower compensation expense associated with the branch network transformation.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network transformation and multi-channel sales and service strategies.

–	Approximately 57 percent of consumer customers used non-teller channels for the majority of their transactions during the second quarter of 2016 compared with 56 percent and 52 percent for the first quarter of 2016 and second quarter of 2015, respectively.

–	Deposit transactions via ATM and mobile channels were 48 percent of total deposit transactions in the second quarter of 2016 compared with 47 percent in the first quarter and 42 percent in the second quarter of 2015.

–	Integral to PNC’s retail branch transformation strategy, approximately 18 percent of the branch network operates under the universal model, including over 100 branches converted in the second quarter of 2016. Universal branches are designed to enhance sales opportunities for branch personnel, in part by driving higher ATM and mobile deposits. PNC had a network of 2,601 branches and 8,993 ATMs at June 30, 2016.

•	Average deposits grew 2 percent over the first quarter and 6 percent over the second quarter of 2015 due to higher demand deposits as well as an increase in savings deposits partially offset by

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 11

lower money market deposits reflecting a shift to relationship-based savings products. Certificates of deposit declined in both comparisons from the net runoff of maturing accounts.

•	Average loans decreased 3 percent compared with the second quarter of 2015 as growth in automobile and credit card loans was more than offset by lower home equity, education and commercial loans.

•	Net charge-offs for the second quarter of 2016 were $75 million compared with $96 million in the first quarter and $86 million in the second quarter of 2015.

Corporate & Institutional Banking				Change	Change
				2Q16 vs	2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Net interest income	$854	$870	$871	$(16)	$(17)
Noninterest income	$533	$434	$492	$99	$41
Provision for credit losses	$69	$107	$20	$(38)	$49
Noninterest expense	$549	$521	$547	$28	$2
Earnings	$490	$431	$508	$59	$(18)

In billions
Average loans	$121.6	$119.7	$116.1	$1.9	$5.5
Average deposits	$78.3	$79.5	$79.0	$(1.2)	$(.7)
Commercial loan servicing portfolio Quarter end	$459	$453	$436	$6	$23

Corporate & Institutional Banking earnings for the second quarter of 2016 increased compared with the first quarter and decreased compared to the second quarter of 2015. Noninterest income increased in both comparisons primarily due to higher merger and acquisition advisory fees, corporate securities underwriting activity and loan syndication fees. Provision for credit losses decreased compared with the first quarter reflecting a lower provision for energy related loans. The provision increased compared with the second quarter of 2015 reflecting relative weakness in energy related loans and continued loan growth. Noninterest expense increased over the first quarter primarily due to higher variable compensation and other costs associated with increased business activity.

•	Average loans increased 2 percent over the first quarter primarily driven by increased lending to large corporate customers in PNC’s corporate banking business. Average loans increased 5 percent compared with the second quarter of 2015 due to growth in PNC’s real estate business, including both commercial real estate and commercial loans.

•	Average deposits decreased 2 percent from the first quarter reflecting seasonally lower balances, and declined 1 percent compared with the second quarter of 2015 due to decreases in noninterest-bearing and money market deposits, substantially offset by interest-bearing demand deposit growth.

•	Net charge-offs in the second quarter of 2016 were $59 million compared with net charge-offs of $41 million in the first quarter and net recoveries of $19 million in the second quarter of 2015. Higher net charge-offs in second quarter 2016 primarily were on energy related loans.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 12

Asset Management Group				Change	Change
				2Q16 vs	2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Net interest income	$76	$77	$71	$(1)	$5
Noninterest income	$213	$203	$243	$10	$(30)
Provision for credit losses (benefit)	$6	$(3)	$1	$9	$5
Noninterest expense	$206	$206	$215	–	$(9)
Earnings	$48	$49	$62	$(1)	$(14)

In billions
Client assets under administration Quarter end	$261	$260	$262	$1	$(1)
Average loans	$7.3	$7.4	$7.5	$(.1)	$(.2)
Average deposits	$12.0	$12.3	$10.9	$(.3)	$1.1

Asset Management Group earnings for the second quarter of 2016 decreased compared with the first quarter of 2016 and the second quarter of 2015. Noninterest income increased compared with the first quarter reflecting higher average equity markets and new sales production, and decreased compared with the prior year quarter due to a $30 million trust settlement in second quarter 2015. Noninterest expense declined compared with the second quarter of 2015 primarily attributable to lower personnel expense.

•	Asset Management Group growth strategies include increasing sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence in high opportunity markets. The business is primarily focused on growing client assets under management, building retirement capabilities and expanding product solutions for all customers.

•	Client assets under administration at June 30, 2016 included discretionary client assets under management of $135 billion and nondiscretionary client assets under administration of $126 billion.

–	Discretionary client assets under management were consistent with March 31, 2016 and increased $1 billion compared with June 30, 2015 primarily attributable to equity market increases.

Residential Mortgage Banking				Change	Change
				2Q16 vs	2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Net interest income	$28	$25	$30	$3	$(2)
Noninterest income	$182	$105	$176	$77	$6
Provision for credit losses (benefit)	$1	$(1)	$(2)	$2	$3
Noninterest expense	$136	$152	$178	$(16)	$(42)
Earnings (loss)	$46	$(13)	$19	$59	$27

In billions
Residential mortgage servicing portfolio Quarter end	$126	$125	$115	$1	$11
Loan origination volume	$2.6	$1.9	$2.9	$.7	$(.3)

Residential Mortgage Banking earnings for the second quarter of 2016 increased compared with both the first quarter of 2016 and second quarter of 2015. Noninterest income increased over the

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 13

linked quarter due to net hedging gains on residential mortgage servicing rights compared with net hedging losses in the first quarter, as well as higher loan sales revenue. In the comparison with second quarter 2015, higher servicing revenue was partially offset by lower loan sales revenue. Noninterest expense decreased in both comparisons as a result of release of residential mortgage foreclosure-related reserves of $24 million in second quarter 2016, partially offset in the first quarter comparison by increases in origination and servicing costs as well as higher legal accruals.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions, competing on the basis of superior service, and leveraging cross-sell opportunities, especially in PNC’s footprint markets.

•	Loan origination volume in the second quarter of 2016 increased 35 percent compared with the first quarter and declined 10 percent compared with the second quarter of 2015. Approximately 48 percent of second quarter 2016 origination volume was for home purchase transactions compared with 40 percent in the first quarter and 50 percent in the second quarter of 2015.

•	Loan servicing acquisitions were $6 billion in the second quarter of 2016, $5 billion in the first quarter and $6 billion in the second quarter of 2015.

Non-Strategic Assets Portfolio				Change	Change
				2Q16 vs	2Q16 vs
In millions	2Q16	1Q16	2Q15	1Q16	2Q15

Net interest income	$73	$75	$100	$(2)	$(27)
Noninterest income	$5	$22	$9	$(17)	$(4)
Provision for credit losses (benefit)	$13	$(7)	$(5)	$20	$18
Noninterest expense	$20	$21	$26	$(1)	$(6)
Earnings	$29	$52	$56	$(23)	$(27)

In billions
Average loans	$5.9	$6.1	$7.6	$(.2)	$(1.7)

The Non-Strategic Assets Portfolio consists of assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial lending portfolio. The business activity of this segment is to manage the liquidation of the portfolios while maximizing the value and mitigating risk.

•	Noninterest income decreased from the first quarter primarily due to a settlement and release of reserves in the first quarter related to home equity repurchase obligations.

•	Provision for credit losses increased in both comparisons driven by reduced cash flow expectations on certain purchased impaired loans.

•	Net charge-offs were in a net recovery position of $2 million for the second quarter of 2016 compared with net charge-offs of $8 million for the first quarter and net recoveries of $7 million for the second quarter of 2015.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 14

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3568 and (303) 223-2695 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2016 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21811415 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Six months ended
Dollars in millions, except per share data	June 30 2016	March 31 2016	June 30 2015	June 30 2016	June 30 2015
Revenue
Net interest income	$2,068	$2,098	$2,052	$4,166	$4,124
Noninterest income	1,726	1,567	1,814	3,293	3,473

Total revenue	3,794	3,665	3,866	7,459	7,597
Noninterest expense	2,360	2,281	2,366	4,641	4,715

Pretax, pre-provision earnings (Non-GAAP) (a)	1,434	1,384	1,500	2,818	2,882
Provision for credit losses	127	152	46	279	100

Income before income taxes and noncontrolling interests	$1,307	$1,232	$1,454	$2,539	$2,782
Net income	$989	$943	$1,044	$1,932	$2,048
Less:
Net income (loss) attributable to noncontrolling interests	23	19	4	42	5
Preferred stock dividends and discount accretion and redemptions (b)	43	65	48	108	118

Net income attributable to common shareholders	$923	$859	$992	$1,782	$1,925
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	6	6		12	2
Impact of BlackRock earnings per share dilution	3	3	5	6	10

Net income attributable to diluted common shares	$914	$850	$987	$1,764	$1,913
Diluted earnings per common share	$1.82	$1.68	$1.88	$3.49	$3.63
Cash dividends declared per common share	$.51	$.51	$.51	$1.02	$.99
Effective tax rate (c)	24.3%	23.5%	28.2%	23.9%	26.4%

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(b)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.
(c)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Six months ended
Dollars in millions	June 30 2016	March 31 2016	June 30 2015	June 30 2016	June 30 2015
Net Interest Income
Core net interest income (a)	$2,004	$2,012	$1,941	$4,016	$3,885
Total purchase accounting accretion
Scheduled accretion net of contractual interest	45	52	83	97	178
Excess cash recoveries	19	34	28	53	61

Total purchase accounting accretion	64	86	111	150	239

Total net interest income	$2,068	$2,098	$2,052	$4,166	$4,124

Net Interest Margin
Core net interest margin (b)	2.63%	2.65%	2.59%	2.64%	2.63%
Purchase accounting accretion impact on net interest margin	.07	.10	.14	.09	.15

Net interest margin (c)	2.70%	2.75%	2.73%	2.73%	2.78%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.
(c)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015 were $48 million, $48 million and $49 million, respectively. The taxable equivalent adjustments to net interest income for the first six months of 2016 and 2015 were $96 million and $98 million, respectively.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2016	March 31 2016	June 30 2015	June 30 2016	June 30 2015
PERFORMANCE RATIOS
Net interest margin (a)	2.70%	2.75%	2.73%	2.73%	2.78%
Noninterest income to total revenue	45%	43%	47%	44%	46%
Efficiency (b)	62%	62%	61%	62%	62%
Return on:
Average common shareholders’ equity	8.87%	8.44%	9.75%	8.66%	9.54%
Average assets	1.11%	1.07%	1.19%	1.09%	1.18%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$307	$268	$241	$575	$443
Corporate & Institutional Banking	490	431	508	921	990
Asset Management Group	48	49	62	97	99
Residential Mortgage Banking	46	(13)	19	33	47
Non-Strategic Assets Portfolio	29	52	56	81	137
Other, including BlackRock (d) (e)	69	156	158	225	332

Total net income	$989	$943	$1,044	$1,932	$2,048

(a)	See note (c) on page 15 for additional information.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2016 Form 10-Q will include additional information regarding BlackRock results.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2016	March 31 2016	June 30 2015
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$361,335	$360,985	$353,945
Loans (a) (b)	209,056	207,485	205,153
Allowance for loan and lease losses (a)	2,685	2,711	3,272
Interest-earning deposits with banks (a)	26,750	29,478	33,969
Investment securities	71,801	72,569	61,362
Loans held for sale (b)	2,296	1,541	2,357
Goodwill	9,103	9,103	9,103
Mortgage servicing rights	1,222	1,323	1,558
Equity investments (a) (c)	10,469	10,391	10,531
Other assets (a) (b)	25,316	24,585	24,032

Noninterest-bearing deposits	77,866	78,151	77,369
Interest-bearing deposits	171,912	172,208	162,335
Total deposits	249,778	250,359	239,704
Borrowed funds (a) (b)	54,571	54,178	58,276
Shareholders’ equity	45,558	45,130	44,515
Common shareholders’ equity	42,103	41,677	41,066
Accumulated other comprehensive income	736	532	379

Book value per common share	$85.33	$83.47	$79.64
Tangible book value per common share (Non-GAAP) (d)	$66.89	$65.15	$61.75
Period end common shares outstanding (millions)	493	499	516
Loans to deposits	84%	83%	86%

CLIENT ASSETS (billions)
Discretionary client assets under management	$135	$135	$134
Nondiscretionary client assets under administration	126	125	128

Total client assets under administration (e)	261	260	262
Brokerage account client assets	44	43	44

Total client assets	$305	$303	$306

CAPITAL RATIOS
Transitional Basel III (f) (g)
Common equity Tier 1	10.6%	10.6%	10.6%
Tier 1 risk-based	11.9%	11.9%	12.0%
Total capital risk-based	14.3%	14.4%	14.9%
Leverage	10.2%	10.2%	10.3%

Pro forma Fully Phased-In Basel III (f)
Common equity Tier 1	10.2%	10.1%	10.0%

Common shareholders’ equity to assets	11.7%	11.5%	11.6%

ASSET QUALITY
Nonperforming loans to total loans	1.08%	1.10%	1.10%
Nonperforming assets to total loans, OREO and foreclosed assets	1.20%	1.23%	1.25%
Nonperforming assets to total assets	.70%	.71%	.73%
Net charge-offs to average loans (for the three months ended) (annualized)	.26%	.29%	.13%
Allowance for loan and lease losses to total loans (h)	1.28%	1.31%	1.59%
Allowance for loan and lease losses to nonperforming loans (h) (i)	119%	119%	145%
Accruing loans past due 90 days or more (in millions)	$754	$782	$914

(a)	Amounts include consolidated variable interest entities. Our first quarter 2016 Form 10-Q included, and our second quarter 2016 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets and liabilities for which we have elected the fair value option. Our first quarter 2016 Form 10-Q included, and our second quarter 2016 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(e)	As a result of certain investment advisory services performed by one of our registered investment advisors, certain assets are reported as both discretionary client assets under management and nondiscretionary client assets under administration. The amount of such assets was approximately $9 billion, $7 billion and $5 billion as of June 30, 2016, March 31, 2016 and June 30, 2015, respectively.
(f)	The ratios as of June 30, 2016 are estimated and calculated based on the standardized approach. See Capital Ratios discussion on page 18 and in both the Banking Regulation and Supervision section of Item 1 Business in our 2015 Form 10-K and in the Consolidated Balance Sheet Review section in our first quarter 2016 Form 10-Q. Our second quarter 2016 Form 10-Q will include additional discussion on these capital ratios.
(g)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.
(h)	See our 2015 Form 10-K for information on our change in derecognition policy effective December 31, 2015 for certain purchased impaired loans.
(i)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2016 and 2015 are calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2016 and 2015, respectively). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for each year and, for the risk-based ratios, standardized approach risk-weighted assets, as Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s estimated June 30, 2016 and actual March 31, 2016 and June 30, 2015 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	2016 Transitional Basel III (estimated)		2015 Transitional Basel III	Pro forma Fully Phased-In Basel III (estimated)
Dollars in millions	June 30 2016	March 31 2016	June 30 2015	June 30 2016	March 31 2016	June 30 2015
Common stock, related surplus and retained earnings, net of treasury stock	$41,367	$41,145	$40,688	$41,367	$41,145	$40,688
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,008)	(9,023)	(8,999)	(9,123)	(9,148)	(9,223)
Basel III total threshold deductions	(718)	(678)	(430)	(1,197)	(1,139)	(1,159)
Accumulated other comprehensive income (a)	172	60	22	287	101	53
All other adjustments	(162)	(139)	(101)	(171)	(148)	(148)
Basel III Common equity Tier 1 capital	$31,651	$31,365	$31,180	$31,163	$30,811	$30,211
Basel III standardized approach risk-weighted assets (b)	$298,145	$295,555	$293,862	$306,325	$303,805	$301,688
Basel III advanced approaches risk-weighted assets (c)	N/A	N/A	N/A	$280,377	$283,297	$286,277
Basel III Common equity Tier 1 capital ratio	10.6%	10.6%	10.6%	10.2%	10.1%	10.0%
Risk weight and associated rules utilized	Standardized (with 2016 transition adjustments)		Standardized (with 2015 transition adjustments)	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(c)	Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements may result in increases or decreases to this estimate through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

	June 30	March 31	June 30
Dollars in millions, except per share data	2016	2016	2015
Book value per common share	$85.33	$83.47	$79.64
Tangible book value per common share
Common shareholders’ equity	$42,103	$41,677	$41,066
Goodwill and Other Intangible Assets (a)	(9,432)	(9,457)	(9,538)
Deferred tax liabilities on Goodwill and Other Intangible Assets (a)	307	309	315
Tangible common shareholders’ equity	$32,978	$32,529	$31,843
Period-end common shares outstanding (in millions)	493	499	516
Tangible book value per common share (Non-GAAP)	$66.89	$65.15	$61.75

(a)	Excludes the impact from mortgage servicing rights of $1.2 billion at June 30, 2016, $1.3 billion at March 31, 2016, and $1.6 billion at June 30, 2015.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Commodity price volatility.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our current view that the U.S. economy will grow moderately in the latter half of 2016, boosted by stable oil/energy prices, improving housing activity and moderate job gains, and that lower short-term interest rates and bond yields in the aftermath of Brexit will hold fairly steady before gradually rising late this year. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee), the international body responsible for developing global regulatory standards for banking organizations for consideration and adoption by national jurisdictions), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports Second Quarter 2016 Net Income of $989 Million, $1.82 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and initiatives of the Basel Committee.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2015 Form 10-K and our first quarter 2016 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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